Filed Pursuant to Rule 424(b)(3)
Registration No. 333-209450

PROSPECTUS ADDENDUM

(To Prospectus Supplement dated February 9, 2016)

THE BANK OF NEW YORK MELLON CORPORATION

Debt Securities

The accompanying prospectus dated February 9, 2016, of The Bank of New York Mellon Corporation (the “Company”) may be used in connection with market-making transactions involving debt securities that were initially offered and sold under previously filed registration statements of the Company (File Nos. 333-189568, 333-167832 and 333-144261) or its predecessor, The Bank of New York Company, Inc. (File No. 333-103003).

The specific terms of the offered debt securities are provided in a prospectus included in one of the registration statements listed above, a prospectus supplement to such prospectus, and, if applicable, a pricing supplement. The applicable materials for the offered debt securities accompany this prospectus addendum.

When you read those materials, please note that, unless the context otherwise requires with respect to the terms of the particular offered debt securities, all references to any prospectus should instead refer to the accompanying prospectus dated February 9, 2016.

Except with respect to the terms of the particular offered debt securities, the accompanying prospectus dated February 9, 2016, supersedes the prospectuses of the Company and The Bank of New York Company, Inc. included in the registration statements listed above.

The Company, BNY Mellon Capital Markets, LLC or any other affiliate controlled by the Company may use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

BNY Mellon Capital Markets, LLC

Prospectus Addendum dated February 9, 2016